SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2003

EMULEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31353	51-0300558

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Susan Street
Costa Mesa, California 92626
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (714) 662-5600

Exhibit Index on Page 52

Item 2. Acquisition or Disposition of Assets.

     As reported on the current report on Form 8-K filed by Emulex Corporation with the Securities and Exchange Commission on November 28, 2003 (the “November 8-K”), on November 13, 2003 Emulex completed the cash tender offer by Aviary Acquisition Corp., its wholly owned subsidiary, to acquire all outstanding shares of Vixel Corporation for $10.00 net per share, without interest. Approximately 23,895,880 shares (including approximately 2,041,716 shares subject to guaranteed delivery) of Vixel’s common stock (including the associated preferred stock purchase and other rights), representing approximately 91.6 percent of Vixel’s outstanding common stock, and 2,947,650 shares of Vixel’s Series B convertible preferred stock, representing all of Vixel’s outstanding preferred stock, were tendered in the offer. Through its wholly owned subsidiary, Emulex accepted for payment all validly tendered shares. On November 17, 2003, Emulex completed its acquisition of Vixel by means of a short-form merger of Aviary Acquisition Corp., with and into Vixel.

     This Form 8-K/A amends the November 8-K to include historical financial statements of Vixel, as required by Item 7(a) Financial Statements of Businesses Acquired, as well as certain pro forma information, as required by Item 7(b) Pro Forma Financial Information.

Item 7. Financial Statements and Exhibits.

(a)	Financial Statements of Vixel Corporation

(i) Audited financial statements of Vixel Corporation as of December 29, 2002 and December 30, 2001 and for each of the three years in the period ended December 29, 2002, including the report thereon of PricewaterhouseCoopers LLP, Independent Accountants.

(ii) Unaudited financial statements of Vixel Corporation as of September 28, 2003 and for the three and nine month periods ended September 28, 2003 and September 29, 2002.

(b)	Pro Forma Financial Information.

(i) Unaudited Pro Forma Combined Balance Sheet as of September 28, 2003

(ii) Unaudited Pro Forma Combined Statements of Operations for the twelve months ended June 29, 2003 and for the three months ended September 28, 2003

(iii) Notes to Pro Forma Combined Data

(c)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of October 8, 2003 by and among Emulex Corporation, Aviary Acquisition Corp. and Vixel Corporation. (1)

2.2	Certificate of Ownership and Merger of Aviary Acquisition Corp. with and into Vixel Corporation, as filed with the Delaware Secretary of State on November 17, 2003. (1)

20.1	Notice of Merger of Aviary Acquisition Corp., a wholly owned subsidiary of Emulex Corporation, with and into Vixel Corporation, dated November 21, 2003. (1)

20.2	Information Statement regarding the Merger of Aviary Acquisition Corp., a wholly owned subsidiary of Emulex Corporation, with and into Vixel Corporation, dated November 21, 2003. (1)

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants (2)

99.1	Press Release dated November 13, 2003 entitled “Emulex Completes Tender Offer for Acquisition of Vixel at $10.00 per share.” (1)

99.2	Press Release dated November 17, 2003 entitled “Emulex Completes Acquisition of Vixel.”(1)

(1)	Incorporated by reference to the Current Report on Form 8-K filed by Emulex on November 28, 2003

(2)	Filed herewith

(a)(i)	Audited financial statements of Vixel Corporation as of December 29, 2002 and December 30, 2001 and for each of the three years in the period ended December 29, 2002, including the report thereon of PricewaterhouseCoopers LLP, Independent Accountants.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of Vixel Corporation

     In our opinion, the accompanying balance sheet and the related statements of operations, stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Vixel Corporation at December 29, 2002 and December 30, 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 29, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 6, Vixel Corporation adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective December 31, 2001.

PRICEWATERHOUSECOOPERS LLP

Seattle, Washington
January 28, 2003, except as to the second paragraphs
of Note 9, Legal Proceedings, and of Note 10 and
Note 16 as to which the date is March 3, 2003

VIXEL CORPORATION

BALANCE SHEET

	December 30,	December 29,
	2001	2002

	(In thousands, except share
	amounts)
ASSETS
Current assets
Cash and cash equivalents	$5,036	$4,347
Investments	20,942	12,054
Accounts receivable, net of allowance for doubtful accounts of $389 and $186, respectively	2,995	2,782
Inventories	2,951	1,503
Note receivable	—	2,500
Prepaid expenses and other current assets	1,271	1,488

Total current assets	33,195	24,674
Property and equipment, net	4,299	2,243
Goodwill and other intangibles, net	948	423
Other assets	323	145

Total assets	$38,765	$27,485

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of capital leases	$1,340	$178
Accounts payable	4,046	2,900
Accrued liabilities	4,022	3,507
Deferred revenue	1,147	735
Accrued restructuring costs, current portion	—	307

Total current liabilities	10,555	7,627
Capital leases, net of current portion	184	44
Accrued restructuring costs, net of current portion	—	306

Total liabilities	10,739	7,977

Commitments and contingencies
Stockholders’ equity
Common stock, $.0015 par value; 60,000,000 shares authorized; 24,272,230 and 25,115,782 shares issued and 23,983,664 and 24,579,516 shares outstanding at December 30, 2001 and December 29, 2002, respectively	36	38
Additional paid-in capital	156,922	157,925
Stock-based compensation	(765)	(117)
Notes receivable from stockholders	(3,745)	(3,745)
Treasury stock, at cost; 288,566 and 536,266 shares at December 30, 2001 and December 29, 2002, respectively	(348)	(831)
Accumulated deficit	(124,074)	(133,762)

Total stockholders’ equity	28,026	19,508

Total liabilities and stockholders’ equity	$38,765	$27,485

The accompanying notes are an integral part of these financial statements.

VIXEL CORPORATION

STATEMENT OF OPERATIONS

	Fiscal Year Ended

	December 31,	December 30,	December 29,
	2000	2001	2002

	(In thousands, except per share amounts)
Revenue
SAN systems	$29,610	$16,769	$20,606
Components	3,599	5,034	—

Total revenue	33,209	21,803	20,606
Cost of revenue(1)	21,799	14,069	10,715

Gross profit	11,410	7,734	9,891
Operating expenses
Research and development(2)	15,570	14,657	11,307
Selling, general and administrative(3)	17,437	14,423	10,699
Amortization of goodwill and other intangibles	2,159	820	436
Amortization of stock-based compensation	2,825	1,353	591

	37,991	31,253	23,033
Restructuring costs	—	—	1,742
Loss (gain) on sales of assets	—	5	(4,445)

Total operating expenses	37,991	31,258	20,330
Loss from operations	(26,581)	(23,524)	(10,439)
Interest expense	(632)	(309)	(67)
Interest income	3,587	1,833	797
Other income (loss), net	69	72	21

Net loss	$(23,557)	$(21,928)	$(9,688)

Basic and diluted net loss per share	$(1.04)	$(0.93)	$(0.40)

Weighted-average shares outstanding	22,710	23,504	24,106

(1)	Includes amortization of stock-based compensation of $67, $28, and $10 for the fiscal years ended December 31, 2000, December 30, 2001, and December 29, 2002, respectively.

(2)	Excludes amortization of stock-based compensation of $111, $32, and $13 for the fiscal years ended December 31, 2000, December 30, 2001, and December 29, 2002, respectively.

(3)	Excludes amortization of stock-based compensation of $2,714, $1,321, and $578 for the fiscal years ended December 31, 2000, December 30, 2001, and December 29, 2002, respectively.

The accompanying notes are an integral part of these financial statements.

VIXEL CORPORATION

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

					Notes
	Common Stock		Additional		Receivable
			Paid-in	Stock-Based	from
	Shares	Amount	Capital	Compensation	Stockholders

	(In thousands, except share amounts)
Balance, January 2, 2000	23,213,588	$35	$155,070	$(5,525)	$(5,246)

Stock options exercised	411,104	1	680
ESPP shares issued	213,550	—	1,121
Common stock warrants exercised	6,799	—	10
Amortization of stock-based compensation				2,892
Other			(494)	473	124
Net loss

Balance, December 31, 2000	23,845,041	36	156,387	(2,160)	(5,122)

Stock options exercised	130,658	—	58
ESPP shares issued	296,531	—	484
Purchase of treasury stock
Amortization of stock-based compensation				1,381
Proceeds from stockholders notes receivable					1,377
Option grants to non-employees			7
Other			(14)	14	—
Net loss

Balance, December 30, 2001	24,272,230	36	156,922	(765)	(3,745)

Stock options exercised	163,422	—	141
ESPP shares issued	255,130	1	361
Stock issued to an officer	425,000	1	535
Purchase of treasury stock
Amortization of stock-based compensation				601
Reversal of stock-based compensation for terminated employees			(47)	47
Option grants to non-employees			13
Net loss

Balance, December 29, 2002	25,115,782	$38	$157,925	$(117)	$(3,745)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Treasury Stock			Total
			Accumulated	Stockholders’
	Shares	Amount	Deficit	Equity

	(In thousands, except share amounts)
Balance, January 2, 2000	66,666	$(50)	$(78,589)	$65,695

Stock options exercised				681
ESPP shares issued				1,121
Common stock warrants exercised				10
Amortization of stock-based compensation				2,892
Other				103
Net loss			(23,557)	23,557)

Balance, December 31, 2000	66,666	(50)	(102,146)	46,945

Stock options exercised				58
ESPP shares issued				484
Purchase of treasury stock	221,900	(298)		(298)
Amortization of stock-based compensation				1,381
Proceeds from stockholders notes receivable				1,377
Option grants to non-employees				7
Other				—
Net loss			(21,928)	(21,928)

Balance, December 30, 2001	288,566	(348)	(124,074)	28,026

Stock options exercised				141
ESPP shares issued				362
Stock issued to an officer				536
Purchase of treasury stock	247,700	(483)		(483)
Amortization of stock-based compensation				601
Reversal of stock-based compensation for terminated employees				—
Option grants to non-employees				13
Net loss			(9,688)	(9,688)

Balance, December 29, 2002	$536,266	$(831)	$(133,762)	$19,508

The accompanying notes are an integral part of these financial statements.

VIXEL CORPORATION

STATEMENT OF CASH FLOWS

	Fiscal Year Ended

	December 31,	December 30,	December 29,
	2000	2001	2002

		(In thousands)
Cash flows from operating activities
Net loss	$(23,557)	$(21,928)	$(9,688)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	3,439	4,104	2,655
Amortization of goodwill and other intangibles	2,158	732	525
Stock-based compensation	2,892	1,388	1,150
Provisions for doubtful accounts, inventory valuation and warranty	3,742	442	(882)
Non-cash restructuring costs	—	—	400
Gain on sale of SAN InSite assets	—	—	(4,500)
Loss on disposal of property and equipment	—	5	56
Changes in Accounts receivable	(2,701)	4,428	428
Inventories	840	(4,884)	2,384
Prepaid expenses and other assets	824	879	(39)
Accounts payable and accrued liabilities	(1,351)	(816)	(1,930)
Deferred revenue	300	847	(412)
Accrued restructuring costs	—	—	613
Other long-term liabilities	(1,000)	—	—

Net cash used in operating activities	(14,414)	(14,803)	(9,240)

Cash flows from investing activities
Purchase of short-term investments	(31,454)	(35,033)	(17,099)
Maturities of short-term investments	50,468	39,727	25,987
Proceeds from the sale of property and equipment	—	—	33
Proceeds from the sale of SAN InSite assets, net of costs	—	—	2,059
Purchase of property and equipment	(3,131)	(1,065)	(1,076)

Net cash provided by investing activities	15,883	3,629	9,904

Cash flows from financing activities
Repayment of stockholders notes receivable	—	1,377	—
Principal payments on long-term debt and capital leases	(3,039)	(2,478)	(1,373)
Amortization of debt issuance costs	16	1	—
Proceeds from exercise of stock options and warrants	690	58	141
Issuance of Employee Stock Purchase Plan shares	1,121	484	362
Purchase of treasury stock	—	(298)	(483)
Other financing activities	103	—	—

Net cash used in financing activities	(1,109)	(856)	(1,353)

Net increase (decrease) in cash and cash equivalents	360	(12,030)	(689)
Cash and cash equivalents, beginning of period	16,706	17,066	5,036

Cash and cash equivalents, end of period	$17,066	$5,036	$4,347

Supplemental disclosure of cash flow information
Cash paid for interest	$582	$275	$67
Supplemental disclosure of non-cash investing and financing activities
Equipment purchased under capital leases	$700	$35	$85

Sale of San InSite assets in exchange for note receivable	$—	$—	$2,500

Deferred stock compensation reversed during period	$—	$—	$47

Use of prepaid expenses to acquire property and equipment	$—	$10	$—

The accompanying notes are an integral part of these financial statements.

VIXEL CORPORATION

NOTES TO FINANCIAL STATEMENTS

1. Organization and summary of significant accounting policies

Organization

     Vixel Corporation is a provider of comprehensive Fibre Channel products and technologies for use in data storage solutions and storage area networking applications. Our products include switch-on-a-chip (SOC) embedded storage switch products, fabric switches, and arbitrated loop hubs. Our products and technologies are used by major system suppliers and are available worldwide through our network of OEMs, integrators, and value-added resellers.

Fiscal Year

     We have a 52 or 53-week fiscal year ending on the Sunday closest to December 31. The fiscal years ended December 31, 2000, December 30, 2001, and December 29, 2002 were each 52 weeks.

Revenue Recognition

     We recognize revenue when it is realized or realizable and earned. We consider revenue realized or realizable and earned when there is persuasive evidence of an arrangement, the product has been delivered to the customer, the sales price is fixed or determinable and collectability is reasonably assured.

     Product is delivered to a customer when shipped or the customer takes possession of the product. Our products ship freight on board — shipping point via customer provided transport carrier. Under circumstances in which we maintain product inventories at third party facilities where a customer may take delivery on a just-in-time basis, delivery occurs and legal title to the product transfers to the customer, when the customer takes physical possession of the inventory. Once a product is shipped or removed from a just-in-time inventory facility, the product may not be returned for credit or refund.

     We defer the recognition of revenue for sales subject to price protections or stock rotation rights offered to select customers until the expiration of such protections or rights. Price protections provide customers credit for recent purchases in the event of product price reductions while stock rotation rights provide for the return of a limited portion of the customers prior quarter purchases in exchange for credit to be applied to future purchases. We defer the portion of sales subject to price protections or stock rotation rights based on estimated utilization of such rights. Deferred revenue, to the extent not utilized, is recognized into revenue upon the expiration of the rights.

Concentration of Manufacturing and Credit Risk and Sales to Major Customers

     Financial instruments that potentially subject us to concentrations of credit risk are primarily accounts receivable, cash equivalents and investments. We maintain an allowance for doubtful accounts receivable based upon our historical experience, circumstances that become known to us, and the expected collectability of all accounts receivable. Credit losses to date have been within our estimates. We have a cash and short-term investment policy that generally restricts investments to ensure preservation of principal and maintenance of liquidity.

     We sell our products primarily to a limited number of OEMs. HP Corporation (including Compaq Computer Corporation) and Avid Technology represented 41.0% and 14.7% of revenue, respectively, for fiscal 2002. Sun Microsystems, Compaq Computer and Avid Technology represented 33.7%, 18.5% and 14.4% of revenue, respectively, for fiscal 2001. Compaq Computer and Sun Microsystems represented 25.6% and 21.3% of revenue, respectively, for fiscal 2000. No other individual customer represented more than 10.0% of our total revenue during those periods. While we are seeking to diversify our customer base and expand the portion of our revenue that is derived from sales through various distribution channels, we anticipate that our operating results will continue to depend on volume sales to a relatively small number of OEMs.

     We offer our products for sale primarily in the United States, Europe and Asia. Product sales to customer locations outside the United States generated 21%, 31%, and 39% of total revenue during the fiscal years ended December 31, 2000, December 30, 2001 and December 29, 2002, respectively. All sales are denominated in United States dollars.

     We rely on a single third party manufacturer for the production of the majority of products. Additionally, we have licensed the manufacturing of our Fibre Channel SOCs to a third party manufacturer. The inability of our third party manufacturers to fulfill supply and production requirements could negatively impact future results. However, we believe that alternative manufacturing sources could be obtained and qualified to supply our products.

Fair Value of Financial Instruments

     Our financial instruments consist of cash and cash equivalents, investments, accounts receivable, accounts payable, accrued liabilities and capital leases. Due to our financial instruments being of relatively short duration, the carrying amounts of financial instruments approximate their fair value.

Cash and Cash Equivalents

     Cash balances are carried at an institution insured by the Federal Deposit Insurance Corporation, however the balances carried occasionally exceed insurance maximums. We have not experienced any losses due to account balances exceeding insurance maximums and believe the potential risk of such loss to be minimal. Highly liquid investments purchased with original or remaining maturities of 90 days or less at the date of purchase are considered to be cash equivalents. Investments deemed to be cash equivalents must comply with our investment policies and are generally consistent in composition to our investments.

Investments

     Investments consist of highly rated commercial paper and corporate bonds that have maturities at time of purchase between three and twelve months. These investments are classified as available-for-sale and are recorded at market value, which currently approximates cost. The specific identification method is used to determine the cost basis of securities sold. For the years ended December 31, 2000, December 30, 2001, and December 29, 2002 no gains or losses were realized on the sale of investments. Unrealized gains or losses at December 30, 2001 and December 29, 2002 did not materially impact on our financial position.

Inventories

     Inventory is carried at the lower of standard cost (which approximates current cost using a first in, first out cost flow assumption) or estimated net realizable value. To the extent cost exceeds net realizable value, a provision is charged to current period expense to mark the inventory to net realizable value.

Property and Equipment

     Property and equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets as follows:

Test equipment	1-3 years
Furniture and office and computer equipment	3-5 years
Software	3 years
Leasehold improvements	2-5 years

     Leasehold improvements are amortized over the shorter of their useful lives or the remaining term of the related lease. Maintenance and repairs, which do not materially add to the value of the asset nor prolong its life, are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and we recognize any resulting gain or loss during the current period.

Leases

     We lease property and equipment through both operating and capital lease agreements. Under capital leasing agreements, the present value of the future minimum lease payments payable over the lease term, or the fair value of the leased property at the inception of the lease, is recorded as a fixed asset. The corresponding leasing commitments are shown as amounts payable to the lessor. Depreciation of leased assets is charged to the statement of operations over the shorter of the lease term or the useful lives of equivalent owned assets.

     Other leases are treated as operating leases. Rent amounts are charged to the statement of operations on a straight-line basis over the term of the operating lease.

Goodwill and Other Intangible Assets

     Goodwill and other intangibles represent costs in excess of net assets of businesses acquired, acquired technology and other intangible assets. Beginning December 31, 2001, goodwill is no longer being amortized and is instead subject to annual impairment testing pursuant to the provisions of Statement of Financial Accounting Standard No. 142 “Goodwill and Other Intangible Assets.” No indications of impairment were noted during fiscal 2002. Other intangibles assets are amortized over periods ranging from three to five years, using the straight-line method.

Impairment of Long-Lived Assets

     We continually review the carrying value of long-lived assets, including, but not limited to, property and equipment and goodwill and other intangibles to determine whether indicators of impairment exist. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is less than its carrying value. In that event, a loss is recognized for the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. There were no impairment losses recorded during fiscal years 2000, 2001 or 2002.

Income Taxes

     We account for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts in the financial statements and the tax basis of assets and liabilities using enacted tax rates expected to be in effect when the are realized. If it is more likely than not that some portion of a deferred tax asset will not be realized, a valuation allowance is recorded.

Warranty

     We offer product warranties of one to five years. Warranty coverages provide for the repair or replacement of defective products, at our option. Estimated future warranty obligations related to certain products are provided by charges to operations in the period in which the related revenue is recognized. These estimates are based on historical warranty experience and other relevant information of which we are aware. Cost associated with warranty coverage may include replacement product, parts, labor and other costs. The following table sets forth the amount of warranty accrued, expensed and utilized or adjusted during each of the three years ended December 31, 2000, December 30, 2001, and December 29, 2002:

		Amounts
	Balance at	Charged to
	Beginning	Costs and		Balance at End
	of Period	Expenses	(Deductions)	of Period

Accrued warranty costs
Year ended December 31, 2000	$2,949	$1,975	$(1,526)	$3,398
Year ended December 30, 2001	$3,398	$604	$(1,867)	$2,135
Year ended December 29, 2002	$2,135	$427	$(813)	$1,749

Research and Development

     Research and development costs are expensed as incurred in accordance with SFAS No. 2, “Accounting for Research and Development Costs.”

Advertising

     We expense advertising costs as incurred. During the years ended December 31, 2000 and December 30, 2001, advertising expenses were approximately $224,000 and $126,000. We did not incur advertising expenses during the year ended December 29, 2002.

Net Loss per Share

     Basic net loss per share represents the net loss divided by the weighted-average number of common shares outstanding during the period, excluding shares of restricted stock subject to repurchase. Diluted net loss per share represents the net loss available to common stockholders divided by the weighted-average number of common shares outstanding including the potentially dilutive impact of common stock options and warrants, convertible preferred stock and shares of restricted stock subject to repurchase. Common stock options and warrants are converted using the treasury stock method. Basic and diluted net losses per share are equal for the periods presented because the impact of common stock equivalents is anti-dilutive. Potentially dilutive securities, consisting of unvested shares of common stock outstanding and options and warrants to purchase common stock, totaling 4,509,000, 5,482,000 and 5,893,000 shares for the years ended December 31, 2000, December 30, 2001, and December 29,2002, respectively, were excluded from diluted net loss per share due to their anti-dilutive effect.

     The following table sets forth the computation of the numerators and denominators in the basic and diluted net loss per share calculations for the periods indicated (in thousands):

	Fiscal Year Ended

	December 31,	December 30,	December 29,
	2000	2001	2002

Numerator:
Net loss	$(23,557)	$(21,928)	$(9,688)
Denominator:
Weighted-average shares outstanding	22,710	23,504	24,106

Stock Options

     We account for stock option grants pursuant to the provisions of Statement of Financial Accounting Standard No. 123 “Accounting for Stock-Based Compensation” (SFAS 123). Under the provisions of SFAS 123, employee stock-based compensation expense is measured using either the intrinsic-value method as prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), or the fair value method described in SFAS 123. Companies choosing the intrinsic-value method are required to disclose the pro forma impact of the fair value method on net income. We have elected to continue accounting for our employee and director stock-based awards under the provisions of APB 25. We account for equity grants to other than employees and directors pursuant to the fair value provisions of SFAS 123.

     Had we determined compensation expense based on the fair value of the option at the grant date for all stock options issued to employees and for shares issued to employees at a discount pursuant to the Employee Stock Purchase Plan, our net loss and net loss per share would have been increased to the pro forma amounts indicated below (in thousands, except per share amounts):

	December 31,	December 30,	December 29,
	2000	2001	2002

Net loss as reported	$(23,557)	$(21,928)	$(9,688)
Stock based compensation included in net loss as reported(*)	—	—	—
Stock based compensation pursuant to fair value accounting	(4,223)	(4,716)	(3,124)

Pro forma	$(27,780)	$(26,644)	$(12,812)

Basic and diluted net loss per share
As reported	$(1.04)	$(0.93)	$(0.40)

Pro forma	$(1.22)	$(1.13)	$(0.53)

(*)	Does not include amortization of deferred stock compensation

     The stock based compensation pursuant to fair value accounting information presented has been determined as if we had accounted for our stock options issued to employees under the fair value method for all periods presented. The fair value of each option granted is estimated at the date of grant using the following weighted-average assumptions:

	December 31,	December 30,	December 29,
	2000	2001	2002

Expected term	4 years	5 years	5 years
Risk-free interest rate	6.11%	4.56%	2.79%
Dividend yield	0%	0%	0%
Volatility	85%	85%	100%

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses for the reporting periods presented. Actual results could differ materially from those estimates. Amounts in the financial statements, which are particularly susceptible to changes in estimates in the near term, include the recoverability of goodwill and other intangibles and the adequacy of the allowances for doubtful accounts receivable, sales returns, inventory obsolescence, income taxes, and product warranty costs.

Legal Costs

     From time to time, we are subject to various legal proceedings and claims in the ordinary course of business. Costs incurred relating to such proceedings and claims are expensed in the period in which they are incurred.

Software Development Costs

     In accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed,” we have capitalized eligible computer software development costs upon the establishment of technological feasibility, which is defined as completion of designing, coding, and testing activities. For the years ended December 31, 2000 and December 29, 2002, the amount of costs eligible for capitalization, after consideration of factors such as realizable value, were not material and, accordingly, all software development costs were charged to research and development expense. During the year ended December 30, 2001, we capitalized $106,000 in eligible software development costs. In conjunction with sale of our SAN InSite assets during 2002, the remaining net book value of the capitalized software development cost was included in the basis of the assets sold.

Recent Accounting Pronouncements

     Effective December 30, 2002, we adopted Statement of Financial Accounting Standard No. 143 “Accounting for Obligations Associated with the Retirement of Long-Lived Assets” (SFAS 143). The provisions of SFAS 143 apply to all entities that incur obligations associated with the retirement of tangible long-lived assets. SFAS 143 is effective for fiscal years beginning after June 15, 2002. We are currently evaluating the potential impacts of SFAS 143 on our operating results, financial position or cash flows.

     Effective December 31, 2001, we adopted Statement of Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144). SFAS 144 addresses issues relating to the implementation of SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and develops a model for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. Our adoption of SFAS 144 did not materially impact our operating results, financial position or cash flows.

     Effective May 15, 2002, we adopted Statement of Financial Accounting Standard No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and

Technical Corrections” (SFAS 145). SFAS 145 requires gains and losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under SFAS No. 4 “Reporting Gains and Losses from the Extinguishment of Debt.” Extraordinary treatment will be required for certain extinguishments as provided in APB No. 30 “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS 145 also amends SFAS No. 13 “Accounting for Leases” to require certain modifications to capital leases be treated as sale-leaseback transactions and modifies the accounting for sub- leases when the original lessee remains a secondary obligor (or guarantor). Our adoption of SFAS 145 did not materially impact our operating results, financial position or cash flows.

     Effective December 31, 2002, we adopted Statement of Financial Accounting Standard No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS 146). SFAS 146 addresses prospective financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured at fair value when the liability is incurred versus on the date of the entity’s commitment to an exit plan as required under ETIF 94-3. SFAS 146 is effective prospectively for exit or disposal activities that are initiated after December 31, 2002. Our adoption of SFAS 145 did not materially impact our operating results, financial position or cash flows.

     During December 2002, the FASB issued Statement of Financial Accounting Standard No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (SFAS 148) which amends the guidance set forth in Statement of Financial Accounting Standard No. 123 “Accounting for Stock-Based Compensation” (SFAS 123). SFAS 148 provides guidance for companies that elect to change their accounting for employee stock based compensation to the fair value method of accounting. The statement amends, expands and increases the frequency of the existing disclosure requirements to require more prominent and quarterly of the effects of stock based compensation of SFAS 123. The interim disclosure provisions become effective for us starting with the quarter ending March 30, 2003. We are currently evaluating the potential impacts of SFAS 148 on our operating results, financial position or cash flows.

Reclassification

     Certain items in the December 31, 2000 and December 30, 2001 financial statements have been reclassified to conform to the December 29, 2002 presentation. These reclassifications have no impact on stockholders’ equity, net loss or cash flows as previously reported.

Liquidity

     As of December 29, 2002, we had an accumulated deficit of $133.8 million and have never been profitable. We reduced our work force during 2002 and sold our SAN InSite software assets. Furthermore, subsequent to December 29, 2002, we completed an $8.0 million round of Series B Convertible Preferred Stock financing. We plan to grow our revenue base and to continue to control our expenses in order to achieve profitability. However we cannot be certain that we will ever realize sufficient revenue to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability.

     Including the proceeds from the sale of preferred stock and the collection of the note from the sale of SAN InSite in early 2003, we believe that our existing cash, cash equivalent and investment balances are sufficient to meet our cash requirements through December 28, 2003. However, we may be required, or could elect, to seek additional funding prior to that time. Our future capital requirements will depend on many factors, including our future revenue, the timing and extent of spending to support product development efforts and sales, general and administrative activities, the timing of introductions of new products, and market acceptance of our products. We cannot assure you that additional equity or debt financing, if required, will be available on acceptable terms or at all.

2. Restructuring

     During April 2002, we adopted and implemented a restructuring plan to reduce our cost structure and focus on our InSpeed-based product development and sales. As a result of the plan, we recorded restructuring charges of $1.7 million, net of adjustments.

     The restructuring plan included a reduction of approximately 22% of our workforce across all departments that resulted in a charge of $360,000, net of adjustments, relating primarily to severance.

     The restructuring plan included the write-off of property and equipment that was disposed or removed from operations and resulted in a charge of $400,000. The property and equipment consisted primarily of computer equipment and related software, production and engineering equipment, and office equipment, furniture, and fixtures. We also recorded other restructuring costs of $83,000 relating primarily to impairment of operating lease agreements for equipment and professional fees incurred in connection with the restructuring activities.

     The restructuring plan included a charge of $899,000 for the consolidation of space within our Bothell, Washington corporate headquarters and our engineering facility in Irvine, California. This charge includes the cost associated with the idle facility space at these locations for the remainder of the lease terms.

     The restructuring charges are summarized as follows:

					Accrued
					Restructuring
		Non-cash	Cash		Costs as of
Category	Total Charge	Charges	Payments	Adjustments	December 29, 2002

			(In thousands)
Workforce reduction	$393	$—	$(360)	$(33)	$—
Consolidation of excess facilities	899	—	(286)	—	613
Impairment of long-lived assets and other charges	483	(400)	(83)	—	—

Total	$1,775	$(400)	$(729)	$(33)	$613

     We expect to pay the remaining amounts related to excess facilities space over the remaining lease term of our Bothell, WA facility through the first quarter of fiscal 2005.

3. Sale of Assets

     On April 15, 2002, we closed a transaction with Fujitsu Software Technology Corporation, d/b/a Fujitsu Softek, involving the acquisition by Fujitsu Softek of our SAN management software assets, including our SAN management software, SAN InSite(TM), associated intellectual property and key development team resources. Upon closing of the transaction we received $2.5 million and a note for $2.5 million, which became due and was collected with accrued interest on January 15, 2003. In addition, we have the right to receive up to an additional $5.0 million from sales of Fujitsu Softek products based on SAN InSite during the four-year period after the closing. Net of associated costs and expenses, we recorded a gain on sale from this transaction of $4.4 million.

4. Inventories

     Inventories consist of the following (in thousands):

	December 30,	December 29,
	2001	2002

Raw materials	$4,781	$3,244
Finished goods	2,232	1,843
Less: Writedown to expected realizable value	(4,062)	(3,584)

	$2,951	$1,503

5. Property and Equipment

     Property and equipment consists of the following (in thousands):

	December 30,	December 29,
	2001	2002

Test equipment	$6,451	$3,831
Furniture and office and computer equipment	4,847	3,282
Software	3,139	1,566
Leasehold improvements	258	244

	14,695	8,923
Less: accumulated depreciation and amortization	(10,396)	(6,680)

	$4,299	$2,243

     The cost of assets underlying capital leases included above are $5,647,000 and $535,000 at December 30, 2001 and December 29, 2002, respectively, and accumulated depreciation and amortization thereon aggregates $4,033,000 and $361,000 at December 30, 2001 and December 29, 2002, respectively.

6. Goodwill and Other Intangibles

     Goodwill and other intangibles consist of the following (in thousands):

	December 30,	December 29,
	2001	2002

Goodwill	$3,555	$3,555
Core technology	2,183	2,183
Software development costs	106	—

	5,844	5,738
Less accumulated amortization:
Goodwill	(3,186)	(3,186)
Core technology	(1,692)	(2,129)
Software development costs	(18)	—

	(4,896)	(5,315)

	$948	$423

     Goodwill, until the adoption of SFAS 142, and other intangible assets are amortized over their estimated useful lives of 5 years.

     The net book value of the identifiable intangible assets relating to capitalized software costs was expensed in conjunction with the sale of our storage area networking management software, SAN InSite, and related assets and resources during the second quarter of fiscal 2002.

     Effective December 31, 2001, the beginning of fiscal 2002, we adopted Statement of Financial Accounting Standard No. 142 “Goodwill and Other Intangible Assets” (SFAS 142). Upon adoption, pursuant to the provisions of SFAS 142 we discontinued the amortization of goodwill with a net book value of $369,000. The following table presents net loss and net loss per share for the previous fiscal years on an as adjusted basis as if SFAS 142 had been adopted at the beginning of fiscal 2000:

	Fiscal Years Ended

	December 31,	December 30,	December 29,
	2000	2001	2002

Net loss — as reported	$(23,557)	$(21,928)	$(9,688)
Amortization of goodwill	892	375	—

Net loss — as adjusted	$(22,665)	$(21,553)	$(9,688)

Basic and diluted net loss per share — as adjusted	$(0.99)	$(0.92)	$(0.40)

Weighted-average shares outstanding	22,710	23,504	24,106

     Pursuant to the requirements of SFAS 142, identifiable intangible assets will continue to be amortized over their useful lives. Current estimated amortization expense for our identifiable intangible assets is expected to be $54,000 for fiscal year 2003, at which time they will be fully amortized.

     In addition to discontinuing the amortization of goodwill, SFAS 142 requires that we perform goodwill impairment tests on an annual basis or when indicators of impairment exist. Pursuant to the requirements of SFAS 142, we performed an impairment test of goodwill as of December 29, 2002 and we determined that goodwill was not impaired. There can be no assurance, however, that future goodwill impairment tests will not result in a charge to earnings.

7. Accrued Liabilities

     Accrued liabilities consist of the following (in thousands):

	December 30,	December 29,
	2001	2002

Accrued warranty costs	$2,135	$1,749
Accrued payroll and related liabilities	970	989
Accrued business taxes	367	239
Accrued professional fees	85	239
Other	465	291

	$4,022	$3,507

8. Capital Leases

     Future minimum capital lease payments as of December 29, 2002 are as follows (in thousands):

Capital
Fiscal Year	Leases

2003	$187
2004	37
2005	9
2006	3

Total minimum payments	236
Less: portion representing interest	(14)

Present value of capital lease obligations	222
Less: Current portion	(178)
Capital leases, net of current portion	$44

9. Commitments and Contingencies

Operating Leases

     We have commitments under long-term operating leases, principally for building space and office equipment. These leases require payment of property taxes. The related rent expense has been recognized in the statement of operations on a straight-line basis.

     Future minimum lease payments under all non-cancelable operating lease obligations at December 29, 2002 are as follows (in thousands):

Future Minimum
Fiscal Year	Lease Payments

2003	$627
2004	648
2005	96

$1,371

     Total rent expense was approximately $1,150,000, $1,077,000, and $670,000 during the years ended December 31, 2000, December 30, 2001, and December 29, 2002, respectively. The decrease in rental expense during fiscal 2002 was due to a portion of future facility lease obligations being expensed during 2002 as part of a restructuring plan adopted during the second quarter of 2002.

Legal Proceedings

     On November 15, 2001, a securities class action was filed in the United States District Court in the Southern District of New York against two of our officers and directors and certain underwriters who participated in our initial public offering in late 1999. The complaint alleges violations under Section 10(b) of the Securities Exchange Act of 1934 and Section 11 of the Securities Act of 1933 and seeks unspecified damages on behalf of persons who purchased our stock during the period October 1, 1999 through December 6, 2000. Subsequent to the filing, the Court issued a summary judgment releasing our officers and directors from the action. We intend to defend ourselves vigorously in this matter, however due to uncertainty surrounding the final resolution of the matter we cannot reasonably estimate our potential exposure, if any.

     On March 3, 2003 we filed a patent infringement action against QLogic Corporation in the United States District Court for the District of Delaware. The complaint states that QLogic is infringing U.S. Patent No. 6,118,776, entitled “Methods and Apparatus for Fiber Channel Interconnection of Private Loop Devices,” through the unauthorized manufacture, use, sale and offering for sale of various storage area network switching products, including QLogic’s SANBox2 product. We are seeking unspecified past damages, potential future royalties, or, alternatively, injunctive relief.

10. Related Party Transactions

     During April and May of 1999, we entered into separate note receivable arrangements with certain officers and directors in connection with the exercise of stock options. These notes originally totaling $5,246,000, bear interest at 5.75% per annum and are due upon the earlier of four years from issuance or six months after the termination of employment or service. The notes are collateralized by the shares of stock acquired upon exercise of the stock options. As of December 29, 2002 the outstanding balance of the notes was $3,745,000. During the years ended December 31, 2000, December 30, 2001, and December 29, 2002 we recognized interest income on the notes of $310,000, $305,000, and $215,000, respectively.

     During January 2003, we repurchased approximately 1,359,000 shares from two officers in a non-cash transaction and collected cash of approximately $260,000 from the officers in full satisfaction of the principal and unpaid interest balances of the officers notes totaling $3.6 million. Approximately 300,000 of the 1,359,000 shares repurchased by the company were granted to an officer within six months of the repurchase. Therefore, the 300,000 are subject to variable accounting pursuant to the provisions of EITF 00-23 “Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44” and resulted in a non-cash compensation charge to earnings during the first quarter of 2003 of approximately $350,000.

11. Stockholders’ Equity

Shareholder Rights Plan

     During November 2000, we adopted a Shareholder Rights Plan that provides for Preferred Stock Purchase Rights (“Rights”) that attach to, and transfer with, each outstanding share of common stock. When the Rights become exercisable, each Right entitles the holder to purchase from us one unit consisting of 1/100 of a share of Series A Junior Participating Preferred Stock for $70 per unit, subject to adjustment. The Rights become exercisable if a person or group (“Acquiring Person”) has acquired, or obtained the right to acquire, 15% or more of the outstanding shares of common stock without the approval of our Board of Directors. Upon exercise and payment of the purchase price for the Rights, the Rights holder (other than an Acquiring Person) will have the right to receive our common stock (or, in certain circumstances, cash, property or other securities) equal to two times the exercise price of the Right. We are entitled to redeem the Rights at any time prior to the expiration of the Rights in December 2010. We are entitled to redeem the Rights in whole, but not in part, at a price of $0.01 per Right, subject to adjustment.

Convertible Preferred Stock

     As of December 31, 2000, December 30, 2001, and December 29, 2002 we have authorized 5,000,000 shares of preferred stock, designated 600,000 shares as Series A Junior Participating Preferred Stock and have no preferred stock outstanding.

12. Stock Option and Stock Purchase Plans

     During February 1995, we adopted the 1995 Stock Option Plan (the “1995 Plan”) which provides for the grant of incentive and nonqualified stock options to directors, employees and consultants to purchase our common stock. Shares originally reserved under the plan totaled 5,133,332 and were increased to 6,133,334 in April 1999. As of December 29, 2002, there are no further options available for grant under the 1995 Plan.

     During August 1999, the stockholders approved the 1999 Equity Incentive Plan (the “1999 Plan”) which provides for the grant of incentive and nonqualified stock options to our directors, employees and consultants. Under the 1999 Plan, 1,700,000 shares of common stock were initially reserved for issuance, with annual increases each January 1, beginning with January 1, 2001, equal to the lesser of (i) 4% of the total number of shares of common stock outstanding at the time or (ii) 1,700,000 shares of common stock.

     During May 2000, the Board of Directors adopted the 2000 Non-officer Equity Incentive Plan (the “2000 Plan”) which provides for the grant of nonqualified stock options to our employees and consultants. Under the 2000 Plan, 2,700,000 shares of common stock are reserved for issuance.

     Under the 1995 Plan and 1999 Plan, incentive stock options are granted at an exercise price not less than the fair market value of the common stock on the date of grant. Under the three plans, incentive stock options and nonqualified stock options for employees generally vest over four years. Such options expire ten years after the date of grant. Nonqualified stock options for non-employees generally vest immediately and expire two to five years after the date of grant.

     As of December 29, 2002, 533,908 and 1,162,945 options were available for grant under the 1999 Plan and the 2000 Plan, respectively, net of grants, exercises and cancellations.

     During August 1999, the stockholders approved an Employee Stock Purchase Plan (the “ESPP”). Under the ESPP, 300,000 shares of common stock were initially reserved for issuance to eligible employees at a price equal to 85% of the fair market value of the common stock on the offering or purchase date as defined in the ESPP. Beginning with January 1, 2001, and continuing annually through and including January 1, 2009, the number of reserved shares will be increased by the lesser of (i) one percent of the total number of shares of common stock outstanding at the time or (ii) 300,000 shares. As of December 29, 2002, 13,151 shares were reserved for future issuance under the ESPP.

     The following table summarizes stock option activity for the three fiscal years in the period ended December 29, 2002:

		Weighted-	Weighted-
		Average	Average
		Exercise	Fair
	Shares	Price	Value

Outstanding at January 2, 2000	2,927,707	$5.84
Granted	2,484,102	$12.46	$9.56
Exercised	(411,104)	$1.68
Canceled	(1,562,338)	$9.49

Outstanding at December 31, 2000	3,438,367	$9.47
Granted	2,830,800	$2.51	$1.41
Exercised	(130,658)	$0.45
Canceled	(817,893)	$10.43

Outstanding at December 30, 2001	5,320,616	$5.84
Granted	1,679,100	$2.23	$1.95
Exercised	(163,422)	$0.86
Canceled	(1,160,473)	$9.76

Outstanding at December 29, 2002	5,675,821	$4.25

Options exercisable at:
December 31, 2000	780,830	$3.99
December 30, 2001	1,634,980	$7.12
December 29, 2002	2,721,573	$4.95

     Options granted in the years ended December 31, 2000, December 30, 2001, and December 29, 2002 were granted with exercise prices equal to the fair market value of the stock.

     The following summarizes information about stock options outstanding and exercisable at December 29, 2002:

		Options Outstanding

		Weighted-Average		Options Exercisable

		Remaining			Weighted-
	Number of	Contractual	Exercise	Number of	Average
Range of Exercise Prices	Shares	Life (in Years)	Price	Shares	Exercise Price

$ 0.01 - $ 1.00	253,940	7.45	$0.67	132,644	$0.57
$ 1.01 - $ 1.50	839,500	9.01	$1.42	422,280	$1.42
$ 1.51 - $ 2.00	680,500	9.21	$1.66	224,802	$1.56
$ 2.01 - $ 3.00	666,875	9.08	$2.77	107,654	$2.52
$ 3.01 - $ 3.25	731,289	8.14	$3.06	351,886	$3.06
$ 3.26 - $ 3.50	351,816	8.36	$3.29	133,064	$3.29
$ 3.51 - $ 4.00	810,000	8.09	$3.95	421,874	$3.92
$ 4.01 - $ 7.00	556,891	7.15	$5.67	401,434	$5.60
$ 7.01 - $15.00	556,110	7.09	$9.65	368,446	$9.63
$15.01 - $36.82	228,900	7.14	$20.40	157,489	$20.42

$ 0.01 - $36.82	5,675,821	8.24	$4.25	2,721,573	$4.95

     We apply the accounting provisions prescribed in APB 25 and related interpretations. In certain instances, we have issued stock options with an exercise price less than the fair value of our common stock at the date of grant. Accordingly, total compensation costs related to these stock options of approximately $9,753,000 was deferred during fiscal 1999. The stock-based compensation costs are being amortized over the vesting period of the options, generally four years. Amortization of stock-based compensation costs of $2,892,000, $1,381,000 and $601,000 was recorded during the fiscal years ended December 31, 2000, December 30, 2001, and December 29, 2002, respectively.

     Additionally, during the fiscal years ended December 30, 2001 and December 29, 2002 we recorded $7,000 and $13,000, respectively, of expense related to the issuance of stock options for services provided by consultants. The value of these stock options was determined based on their fair value using the Black-Scholes valuation model. During the fiscal year ended December 31, 2000, there were no stock options issued for services provided by consultants.

13. Stock Warrants

     In conjunction with our previous financing activities we have issued warrants to purchase various classes of our securities. Upon the closing of our IPO during 1999 all outstanding warrants to purchase preferred stock were converted into warrants to purchase common stock on an as converted basis. As of December 29, 2002, all warrants outstanding were warrants to purchase common stock. During March 2000, warrants to purchase 14,444 shares of common stock were exercised through a cashless exercise to purchase 6,799 shares of common stock. Warrants to purchase 361,612 shares of common stock were outstanding at January 2, 2000. During fiscal 2000, 24,312 warrants were canceled and 6,799 warrants were exercised. During fiscal 2001 and 2002, 46,174 and 150,000 warrants expired, respectively. The following table summarizes the remaining warrants outstanding as of December 29, 2002:

Number of Shares	Exercise Price	Expiration Date

56,667	$5.25	October 6, 2004
66,667	$15.00	November 25, 2003
10,993	$15.00	March 31, 2004

134,327

14. Income Taxes

     At December 29, 2002 we had net operating loss carry-forwards of approximately $97.4 million, which may be used to offset future taxable income. These carryforwards expire beginning in 2010 through 2022. The Internal Revenue Code places certain limitations on the annual amount of net operating loss carryforwards that can be utilized if certain changes in the Company’s ownership occur. We believe that, pursuant to Section 382 of the Internal Revenue Code, there was a change in ownership of the Company in 1995 and that a substantial portion of the net operating loss carryforwards generated in or prior to 1995 (approximately $2.7 million) is significantly limited and potentially unusable. Future changes in the Company’s ownership may further limit the use of such carry-forward benefits. Credits of approximately $3.1 million related to research and development will expire beginning in 2010 through 2022.

     A reconciliation of taxes on results of operations at the federal statutory rate to the actual tax benefit is as follows (in thousands):

	Fiscal Year Ended

	December 31,	December 30,	December 29,
	2000	2001	2002

Tax at statutory rate	$(8,009)	$(7,455)	$(3,391)
Nondeductible items	249	120	35
Effect of state taxes	(707)	(662)	(102)
Change in tax credits	341	(973)	(787)
Change in valuation allowance	6,566	9,373	4,604
Other	1,560	(403)	(359)

	$—	$—	$—

     Net deferred tax assets consist of the following (in thousands):

	December 30,	December 29,
	2001	2002

Net operating loss carryforwards	$31,940	$36,024
Goodwill and intangibles	2,357	2,100
Credit carry-forwards	3,572	3,143
Accrued warranty costs	790	647
Inventory reserves	1,509	1,335
Amortization of stock-based compensation	3,146	3,368
Depreciation	845	543
Other accruals	373	345

Gross deferred tax assets	44,765	47,505
Less: valuation allowance	(44,765)	(47,505)
Net deferred tax asset	$—	$—

     We have recorded a valuation allowance equal to the net deferred tax asset balance because our accumulated deficit, history of recurring net losses and possible limitations on the use of carryforwards give rise to uncertainty as to whether the deferred tax assets are realizable.

15. Retirement Savings Plan

     We sponsor a retirement savings plan that qualifies under Internal Revenue Code Section 401(k). The plan covers all qualified employees. The plan provides that we may make contributions as determined by the Board of Directors. We did not contribute to the plan during the fiscal years ended December 31, 2000, December 30, 2001 or December 29, 2002

16. Subsequent Event

     During February 2003 we completed an $8.0 million private placement of 3,809,524 shares of our newly designated Series B Convertible Preferred Stock at $2.10 per share. In addition the purchasers of the Series B Convertible Preferred Stock received warrants to purchase 1,142,856 shares of common stock with a strike price of $2.63 per share and a 5 year term.

     Holders of Series B Convertible Preferred Stock are entitled to 0.8936 vote per share until Holders’ shares are converted into shares of Common Stock. Each share of Series B Convertible Preferred Stock is currently convertible into one share of common stock, subject to adjustment for certain dilutive events. Shares of Series B Convertible Preferred Stock automatically convert to common stock, if, at anytime after three years from the original issue date, the common stock has been traded with a volume weighted average price in excess of $7.00 per share for twenty of the previous thirty trading days with a minimum average trading volume of 200,000 shares per day.

     In addition, holders of Series B Convertible Preferred Stock are entitled to receive cumulative dividends at the rate of 6% per annum, payable on a quarterly basis on May 15, August 15, November 15 and February 15 of each year. Dividends on the preferred stock will be paid in shares of Series B Convertible Preferred Stock during the first year after closing and then, at our discretion, in either shares of Series B Convertible Preferred Stock or cash.

     In the event of our liquidation, dissolution or winding up, the holders of Series B Convertible Preferred Stock, shall be entitled to receive a liquidation preference over the holders of Common Stock equal to the greater of (i) $2.10 per share of Series B Convertible Preferred Stock held and any declared but unpaid dividends, and (ii) the amount that would have been paid to the holders of Series B Convertible Preferred Stock had such preferred shares been converted to Common Stock immediately prior to such liquidation, dissolution or winding up.

     On or after the date occurring seven years from the original issue date the holders of a majority of the then outstanding shares of Series B Convertible Preferred Stock may require us to effect a redemption of outstanding shares of Series B Preferred Stock at the original issuance price of $2.10 per share. Due to these redemption rights afforded to the holders of Series B Convertible Preferred Stock, the proceeds allocated to the Series B Preferred Stock will be classified outside of stockholders’ equity on the balance sheet on the mezzanine between total liabilities and stockholders’ equity.

     We received $7.8 million, net of issuance costs, from the sale and issuance of our Series B Convertible Preferred Stock and allocated $6.7 million to the Series B Convertible Preferred Stock and $1.1 million to the warrants to purchase common stock based on their relative fair values on the date of issuance pursuant to Accounting Principles Board Opinion No. 14 “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.” The fair value used to allocate proceeds to the Series B Convertible Preferred Stock was based upon a valuation that considered, among other things, the closing price of the common stock on the date of closing, the impact of the preferred stock on market capitalization on an as converted basis, dividend rights, liquidation preferences and redemption rights. The fair value used to allocate proceeds to the warrants to purchase common stock was based on a Black Scholes valuation model and the following assumptions: exercise price $2.63; no dividends; term of 5 years; risk free interest rate of 3.02%; and volatility of 107.4%.

17. Selected Quarterly Financial Data (Unaudited)

     The following summarizes selected financial information for each of the two years in the period ended December 29, 2002 (in thousands, except per share amounts):

	Q1	Q2	Q3	Q4

2002
Total revenue	$4,720	$4,810	$5,014	$6,062
Gross profit	2,118	2,308	2,471	2,994
Net loss	(4,337)	(215)	(2,649)	(2,487)
Basic and diluted net loss per share	$(0.18)	$(0.01)	$(0.11)	$(0.10)
2001
Total revenue	$6,054	$6,491	$4,607	$4,651
Gross profit	2,215	2,494	1,168	1,857
Net loss	(6,790)	(5,144)	(5,598)	(4,396)
Basic and diluted net loss per share	$(0.29)	$(0.22)	$(0.24)	$(0.19)

(a)(ii)	Unaudited financial statements of Vixel Corporation as of September 28, 2003 and for the nine month periods ended September 28, 2003 and September 29, 2002.

VIXEL CORPORATION
CONDENSED BALANCE SHEET
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)
(UNAUDITED)

	September 28,	December 29,
	2003	2002

ASSETS
Current assets
Cash and cash equivalents	$12,962	$4,347
Investments	9,174	12,054
Accounts receivable, net of allowance for doubtful accounts of $229 and $186, respectively	3,377	2,782
Inventories	1,420	1,503
Note receivable	—	2,500
Prepaid expenses and other current assets	551	1,488

Total current assets	27,484	24,674
Property and equipment, net	2,269	2,243
Goodwill and other intangibles, net	369	423
Other assets	142	145

Total assets	$30,264	$27,485

LIABILITIES, PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of note payable and capital leases	$465	$178
Accounts payable	2,479	2,900
Accrued liabilities	4,091	3,507
Deferred revenue	216	735
Accrued restructuring costs, current portion	291	307

Total current liabilities	7,542	7,627
Note payable and capital leases, net of current portion	942	44
Accrued restructuring costs, net of current portion	104	306

Total liabilities	8,588	7,977

Commitments and contingencies
Series B convertible preferred stock, $0.001 par value, 4,400,000 shares designated, 2,863,524 and no shares issued and outstanding at September 28, 2003 and December 29, 2002, respectively	3,622	—
Stockholders’ equity
Common stock, $0.0015 par value; 60,000,000 shares authorized; 26,592,117 and 25,115,782 shares issued and 24,696,691 and 24,579,516 shares outstanding at September 28, 2003 and December 29, 2002, respectively	40	38
Additional paid-in capital	163,812	157,925
Stock-based compensation	—	(117)
Notes receivable from stockholders	—	(3,745)
Treasury stock, at cost; 1,895,426 and 536,266 shares at September 28, 2003 and December 29, 2002, respectively	(4,188)	(831)
Accumulated deficit	(141,610)	(133,762)

Total stockholders’ equity	18,054	19,508

Total liabilities, preferred stock, and stockholders’ equity	$30,264	$27,485

The accompanying notes are an integral part of these financial statements.

VIXEL CORPORATION
CONDENSED STATEMENT OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three-month Period Ended		Nine-month Period Ended

	September 28,	September 29,	September 28,	September 29,
	2003	2002	2003	2002

Revenue	$6,365	$5,014	$17,944	$14,544
Cost of revenue (1)	3,181	2,543	9,058	7,647

Gross profit	3,184	2,471	8,886	6,897

Operating expenses:
Research and development (2)	3,001	2,271	8,467	8,240
Selling, general and administrative (3)	2,633	2,842	8,312	8,287
Amortization of intangible assets	—	109	54	327
Amortization of stock-based compensation	—	117	115	510

	5,634	5,339	16,948	17,364
Restructuring costs and adjustments	—	(33)	—	1,742
Loss (Gain) on sale of assets, net	(16)	10	(25)	(4,444)

Total operating expenses	5,618	5,316	16,923	14,662

Loss from operations	(2,434)	(2,845)	(8,037)	(7,765)
Other income, net	24	196	189	564

Net loss	$(2,410)	$(2,649)	$(7,848)	$(7,201)

Net loss applicable to common stockholders	$(3,969)	$(2,649)	$(9,753)	$(7,201)

Basic and diluted net loss per share	$(0.16)	$(0.11)	$(0.41)	$(0.30)

Weighted-average shares outstanding	24,137	24,161	23,736	23,951

(1)	Includes amortization of stock-based compensation of $0 and $2 for the three-month periods ended September 28, 2003 and September 29, 2002, respectively, and $2 and $8 for the nine-month periods ended September 28, 2003 and September 29, 2002, respectively.

(2)	Excludes amortization of stock-based compensation of $0 and $3 for the three-month periods ended September 28, 2003 and September 29, 2002, respectively, and $1 and $11 for the nine-month periods ended September 28, 2003 and September 29, 2002, respectively.

(3)	Excludes amortization of stock-based compensation of $0 and $114 for the three-month periods ended September 28, 2003 and September 29, 2002, respectively, and $114 and $499 for the nine-month periods ended September 28, 2003 and September 29, 2002, respectively.

The accompanying notes are an integral part of these financial statements.

VIXEL CORPORATION
CONDENSED STATEMENT OF CASH FLOWS
(IN THOUSANDS)
(UNAUDITED)

	Nine-month Period Ended

	September 28,	September 29,
	2003	2002

Cash flows from operating activities
Net loss	$(7,848)	$(7,201)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	1,502	2,088
Amortization of other intangibles	54	327
Stock-based compensation	681	518
Non-cash restructuring costs	—	400
Gain on disposal of assets, net	(25)	(4,444)
Provisions for doubtful accounts, inventory obsolescence, and warranty	618	(415)
Changes in:
Accounts receivable	(387)	(682)
Inventories	147	1,255
Prepaid expenses and other assets	940	478
Accounts payable and accrued liabilities	(727)	(322)
Deferred revenue	(519)	(325)
Accrued restructuring costs	(218)	731

Net cash used in operating activities	(5,782)	(7,592)

Cash flows from investing activities
Purchase of short-term investments	(10,596)	(11,683)
Maturities of investments	13,476	18,314
Collection of note receivable	2,500	—
Purchases of property and equipment	(1,544)	(660)
Proceeds from sales of assets	41	2,155

Net cash provided by investing activities	3,877	8,126

Cash flows from financing activities
Proceeds from the sale of Series B Convertible Preferred Stock and common stock warrants, net of offering costs	7,750	—
Receipts of payments on stockholder notes receivable	388	—
Proceeds from note payable	1,350	319
Principal payments on note payable and capital lease obligations	(165)	(1,471)
Proceeds from ESPP stock purchase	233	198
Proceeds from exercise of stock options	964	332

Net cash provided by (used in) financing activities	10,520	(622)

Net increase in cash and cash equivalents	8,615	(88)
Cash and cash equivalents, beginning of period	4,347	5,036

Cash and cash equivalents, end of period	$12,962	$4,948

Cash paid for interest	$13	$52
Use of prepaid expense to acquire property and equipment	$—	$120
Sale of SAN InSite assets in exchange for note receivable	$—	$2,500
Equipment purchased under capital leases	$—	$53
Treasury stock acquired in satisfaction of officer notes receivable	$3,357	$—
Accretion of Series B Convertible Preferred Stock deemed dividend	$778	$—
Beneficial conversion amount recognized upon conversion of Series B Convertible Preferred Stock into common stock	$1,127	$—
Portion of Series B Convertible Preferred Stock allocated to common warrants	$1,108	$—
Deemed dividend for beneficial conversion feature on Series B Convertible Preferred Stock	$3,246	$—

The accompanying notes are an integral part of these financial statements.

VIXEL CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1. BASIS OF PRESENTATION

     The accompanying condensed financial statements as of September 28, 2003 and for the three- and nine-month periods ended September 28, 2003 and September 29, 2002 are unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. Results of operations and cash flows for the interim periods are not necessarily indicative of future financial results. You should read these interim financial statements in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited financial statements and notes thereto included in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 29, 2002.

     The preparation of condensed financial statements in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission requires management to make estimates and assumptions that affect the amounts reported in the condensed financial statements and accompanying notes. Actual results could differ materially from those estimates.

     Certain prior year amounts have been reclassified to conform to current period presentation. Reclassifications have not impacted our financial position, net loss or cash flows of the prior periods.

NOTE 2. NET LOSS PER SHARE

     Basic and diluted net loss per share represents the net loss applicable to common stockholders divided by the weighted-average number of common shares outstanding during the period presented. We have excluded outstanding convertible preferred stock, options to purchase common stock, stock subject to repurchase rights, and warrants to purchase common stock, as these securities are antidilutive for all periods presented.

     The following table sets forth the adjustments to net income resulting in net loss applicable to common stockholders (in thousands):

	Three-month Period Ended		Nine-month Period Ended

	September 28,	September 29,	September 28,	September 29,
	2003	2002	2003	2002

Net loss	$(2,410)	$(2,649)	$(7,848)	$(7,201)
Periodic accretion of the Series B Convertible Preferred Stock to the mandatory redemption amount	(432)	—	(778)	—
Recognition of Series B Convertible Preferred Stock beneficial conversion amount upon conversion into common stock	(1,127)	—	(1,127)	—

Net loss applicable to common stockholders	$(3,969)	$(2,649)	$(9,753)	$(7,201)

     The following table sets forth the antidilutive securities excluded from the diluted net loss per share calculation for the three- and nine-month periods ended September 28, 2003 and September 29, 2002 (in thousands of shares):

	September 28,	September 29,
	2003	2002

Convertible preferred stock	2,863	—
Options to purchase common stock	7,185	5,750
Warrants to purchase common stock	1,277	284
Common stock subject to repurchase	—	145

Total	11,325	6,179

NOTE 3. STOCK OPTIONS

     We account for stock option grants pursuant to the provisions of Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (SFAS 123). Under the provisions of SFAS 123, employee stock-based compensation expense is measured using either the intrinsic-value method as prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), or the fair value method described in SFAS 123. Companies choosing the intrinsic-value method are required to disclose the pro forma impact of the fair value method on net income. We have elected to continue accounting for our employee and director stock-based awards under the provisions of APB 25. We account for equity grants to other than employees and directors pursuant to the fair value provisions of SFAS 123.

     Had we determined compensation expense based on the fair value of the option at the grant date for all stock options issued to employees and for shares issued to employees at a discount pursuant to the Employee Stock Purchase Plan, our net loss applicable to common stockholders and net loss per share would have been increased to the pro forma amounts indicated below (in thousands, except per share amounts):

	Three-month Period Ended		Nine-month Period Ended

	September 28,	September 29,	September 28,	September 29,
	2003	2002	2003	2002

Net loss applicable to common stockholders as reported	$(3,969)	$(2,649)	$(9,753)	$(7,201)
Employee stock based compensation included in net loss as reported	—	119	117	518
Stock based compensation pursuant to fair value accounting	(1,001)	(54)	(3,541)	(2,043)

Pro forma net loss applicable to common stockholders	$(4,970)	$(2,584)	$(13,177)	$(8,726)

Basic and diluted net loss per share	$(0.16)	$(0.11)	$(0.41)	$(0.30)

Pro forma net loss per share	$(0.21)	$(0.11)	$(0.56)	$(0.36)

     The stock based compensation pursuant to fair value accounting information presented has been determined as if we had accounted for our stock options issued to employees under the fair value method for all periods presented. The fair value of each option granted is estimated at the date of grant using the following weighted-average assumptions:

	For the three-month period ended

	September 28, 2003	September 29, 2002

Expected term	5 years	5 years
Risk-free interest rate	3.42%	2.79%
Dividend yield	0%	0%
Volatility	100%	100%

NOTE 4. INVENTORIES

     Inventories consist of the following:

	September 28,	December 29,
	2003	2002

Raw materials	$2,827	$3,244
Finished goods	1,002	1,843
Less: write-down to expected realizable value	(2,409)	(3,584)

	$1,420	$1,503

NOTE 5. WARRANTY

     We offer product warranties of one to five years. Warranty coverages provide for the repair or replacement of defective products, at our option. Estimated future warranty obligations related to certain products are provided by charges to operations in the period in which the related revenue is recognized and reported on the balance sheet as a component of accrued liabilities. These estimates are based on historical warranty experience and other relevant information of which we are aware. Costs associated with warranty coverage may include replacement product, parts, labor and other costs. The following table sets forth the amount of warranty accrued, expensed and utilized or adjusted during the nine-month period ended September 28, 2003.

		Amounts
	Balance at	Charged to
	Beginning	Costs and		Balance at End
	of Period	Expenses	(Deductions)	of Period

Accrued warranty costs
Nine-month period ended September 28, 2003	$1,749	$890	$(1,302)	$1,337

Nine-month period ended September 29, 2002	$2,135	$259	$(722)	$1,672

NOTE 6. SERIES B CONVERTIBLE PREFERRED STOCK

     During February 2003 we completed an $8.0 million private placement of 3,809,524 shares of our newly designated Series B Convertible Preferred Stock at $2.10 per share. In addition, the purchasers of the Series B Convertible Preferred Stock received warrants to purchase 1,142,856 shares of common stock with a strike price of $2.63 per share and a 5 year term.

     Each share of Series B Convertible Preferred Stock is currently convertible into one share of common stock, subject to adjustment for certain dilutive events. Except as limited by law or the Certificate of Designation for the Series B Convertible Preferred Stock, the holders of Series B Convertible Preferred Stock are entitled to vote with holders of common stock at a rate of 0.8936 vote per share until holders’ shares are converted into shares of common stock. Shares of Series B Convertible Preferred Stock are convertible by the holder at any time. However, the Series B Convertible Preferred Stock automatically converts into common stock, if, at anytime after three years from the original issue date, the common stock has been traded with a volume weighted average price in excess of $7.00 per share for twenty of the previous thirty trading days with a minimum average trading volume of 200,000 shares per day. In addition, holders of Series B Convertible Preferred Stock are entitled to receive cumulative dividends at the rate of 6% per annum, payable on a quarterly basis on May 15, August 15, November 15 and February 15 of each year. Dividends on the preferred stock will be paid in shares of Series B Convertible Preferred Stock during the first year after closing and then, at our discretion, in either shares of Series B Convertible Preferred Stock or cash.

     In the event of our liquidation, dissolution or winding up, the holders of Series B Convertible Preferred Stock, are generally entitled to receive a liquidation preference over the holders of Common Stock equal to the greater of (i) $2.10 per share of Series B Convertible Preferred Stock held and any declared but unpaid dividends, and (ii) the amount that would have been paid to the holders of Series B Convertible Preferred Stock had such preferred shares been converted to Common Stock immediately prior to such liquidation, dissolution or winding up.

     On or after the date occurring seven years from the original issue date, the holders of a majority of the then outstanding shares of Series B Convertible Preferred Stock may require us to redeem the outstanding shares of Series B Preferred Stock at the original issuance price of $2.10 per share plus any accrued but unpaid dividends. As a result of the holders’ right to demand redemption, the Series B Convertible Preferred Stock has been classified outside of stockholders’ equity on the balance sheet on the mezzanine between total liabilities and stockholders’ equity.

     We received approximately $7.8 million, net of issuance costs, from the sale and issuance of our Series B Convertible Preferred Stock and warrants to purchase common stock. We allocated $6.7 million of the net proceeds to the Series B Convertible Preferred Stock and $1.1 million to the warrants based on their relative fair values on the date of issuance pursuant to Accounting Principles Board Opinion No. 14 “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.” The fair value used to allocate net proceeds to the Series B Convertible Preferred Stock was based upon a valuation that considered, among other things, the closing price of the common stock on the date of closing, the impact of the preferred stock on market capitalization on an as converted basis, dividend rights, liquidation preferences and redemption rights. The fair value used to allocate the net proceeds to the warrants to purchase common stock was based on a Black Scholes valuation model and the following assumptions: exercise price $2.63; no dividends; term of 5 years; risk free interest rate of 3.02%; and volatility of 107.4%.

     In accordance with the provisions of EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments,” we separately valued the in-the-money conversion feature embedded in the Series B Convertible Preferred Stock and allocated $3.2 million of the proceeds allocated to the preferred stock to this embedded beneficial conversion. The allocation further reduced the carrying value of the Series B preferred stock and increased additional paid-in capital by a corresponding amount. The beneficial conversion feature will be amortized as a deemed dividend with a corresponding increase in the carrying value of the Series B Convertible Preferred Stock over the period to stated redemption as described in EITF 00-27. In light of our retained deficit, the deemed dividend is currently recorded to additional paid in capital. The following table sets forth the calculation used in determining the amount of the beneficial conversion feature (in thousands, except per share amounts):

Gross proceeds allocated to the Series B Convertible Preferred Stock based on relative fair value (prior to the allocation of issuance costs)	$6,856
Shares of common stock into which the Series B Convertible Preferred Stock is convertible	3,810

Effective conversion price per common share	$1.7996
Weighted average closing price of common stock on transaction dates	$2.6517

Intrinsic spread representing the value of beneficial conversion feature per share	$0.8521
Shares of common stock into which the Series B Convertible Preferred Stock is convertible	3,810

Aggregate value of the beneficial conversion feature	$3,246

     The aggregate of $1.1 million of proceeds allocated to the common stock warrants issued in conjunction with the offering, the $3.2 million value assigned to the embedded beneficial conversion and the $0.2 million of allocated transaction costs, was recorded as additional paid in capital resulting in an initial net carrying amount of the Series B Convertible Preferred Stock of $3.5 million. The resulting $3.5 million carrying amount reflects a discount of $4.5 million from the $8.0 million to be paid to holders of the Series B Convertible Preferred Stock upon mandatory redemption that may occur anytime after February 14, 2010. This $4.5 million discount from the $8.0 million redemption amount plus any accrued but unpaid dividends which increase the redemption amount will be accreted using the effective yield method, up to the earlier of the stated redemption date or conversion of the preferred shares into common. In the event that the preferred stock is converted into common stock prior to the stated redemption date, any unaccreted beneficial conversion amounts will be recorded immediately as a lump-sum deemed dividend and reflected in net loss applicable to common stockholders.

     During July 2003, we registered, on behalf of certain stockholders, 1,286,560 shares of common stock underlying the conversion of 946,000 of the 3,809,524 shares of Series B Convertible Preferred Stock issued, 283,800 of the 1,142,856 shares of common stock that may be issued upon the exercise of warrants, and 56,760 shares of common stock that may be issued upon conversion of shares of Series B Convertible Preferred Stock issued as dividends. During August 2003, the stockholders for whom the shares of common stock were registered converted their shares of Series B Convertible Preferred Stock into shares of our common stock. As previously noted, the conversion of the preferred stock into common stock prior to the stated redemption date results in the immediate recognition of the remaining beneficial conversion amounts for the shares converted. During the quarter ended September 28, 2003, certain stockholders converted 960,495 shares of Series B Convertible Preferred Stock into shares of common stock. This transaction resulted in the recognition of a deemed dividend of $1.1 million due to unaccreted beneficial conversion amounts relating to the converted shares. The deemed dividend was recorded to additional paid in capital and as a component of net loss applicable to common stockholders

NOTE 7. NOTES RECEIVABLE FROM STOCKHOLDERS

     During January 2003, we repurchased 1,359,160 shares of common stock at $2.47 per share from two of our officers in a non-cash transaction and collected cash of approximately $236,000 from the officers in full satisfaction of the principal and unpaid interest balances of the officers’ notes totaling $3.6 million. Of the 1,359,160 shares repurchased by the company, 300,592 shares were granted to an officer within six months of the repurchase. In accordance with the provisions of EITF 00-23 “Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44” the repurchase of the 300,592 shares resulted in a non-cash compensation charge to earnings during the first quarter of 2003 of $364,000.

     As of September 28, 2003, all notes receivable from stockholders had been settled in full.

NOTE 8. NOTE PAYABLE

     On September 23, 2003 Vixel entered into a loan and security agreement with a lending institution for a $5.0 million credit facility that provides $2.5 million of capital equipment financing and up to $2.5 million of financing for general corporate use. The facility includes customary covenants and is collateralized by all of our tangible and intellectual property assets. Due to the loan agreement being entered into less than three business days from our quarter end, the lending institution agreed to defer the effective date of certain loan covenants, through the issuance of a waiver of those covenants, to provide for the administrative implementation of the agreement. The $2.5 million capital equipment portion of the facility is available to borrow from for twelve months after signing with each borrowing maturing 36 months from the date of borrowing with monthly payments of principal and interest calculated at a variable rate of up to Prime plus 1.50%. Approximately $1.4 million was borrowed from the equipment facility during the quarter. The $2.5 million general use facility bears interest of Prime plus 0.75% and is available until and matures on September 23, 2004 and includes borrowing limits based on receivables. As of September 28, 2003 no amounts have been borrowed from this facility and approximately $2.1 million was available for borrowing based on the borrowing base calculation set-forth in the loan and security agreement.

NOTE 9. RECENT ACCOUNTING PRONOUNCEMENTS

     During June 2001, the FASB issued Statement of Financial Accounting Standards No. 143 “Accounting for Obligations Associated with the Retirement of Long-Lived Assets” (SFAS 143). The provisions of FAS 143 apply to all entities that incur obligations associated with the retirement of tangible long-lived assets. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Under SFAS 143, a liability for an asset retirement obligation (i.e. liability) is recognized at fair value during the period in which it is incurred. The offset to the liability is capitalized as a component of the carrying amount of the asset bringing rise to the future retirement obligation. We adopted SFAS 143 effective December 30, 2002, the beginning of our 2003 fiscal year. Our adoption of SFAS 143 did not impact our financial position, results of operations or cash flows for the three- or nine-month periods ended September 28, 2003.

     During December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (SFAS 148). SFAS 148 amends the guidance set forth in Statement of Financial Accounting Standard No. 123 “Accounting for Stock-Based Compensation” (SFAS 123) and provides guidance for companies that elect to change their accounting for employee stock based compensation to the fair value method of accounting. The statement also expands and increases the frequency of the existing disclosure requirements to require more prominent and quarterly disclosure of the effects of stock based compensation pursuant to the provisions of SFAS 123. We adopted SFAS 148 effective December 30, 2002 and have included the expanded interim disclosures in the footnotes to our condensed financial statements contained herein. Our adoption of SFAS 148 did not impact our financial position, results of operations or cash flows for the three- or nine-month periods ended September 28, 2003.

     During May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS 150). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and requires that such financial instruments that are within its scope be classified as a liability or an asset. SFAS 150 is effective for us for financial instruments entered into or modified after May 31, 2003 and for fiscal periods beginning after June 15, 2003 for existing financial instruments. During October 2003, the FASB voted to defer the provisions of paragraphs 9 and 10 of SFAS 150 as they apply to mandatorily redeemable noncontrolling interests. We will evaluate the applicability of any changes to these provisions upon their reissuance. As we have not issued financial instruments that fall within the scope of SFAS 150, in its current form, there was no impact to our financial position, results of operations or cash-flows as a result of the issuance of this pronouncement.

NOTE 10. SUBSEQUENT EVENT

     On October 8, 2003, we announced the signing of a definitive agreement for Emulex Corporation to acquire us. Under the terms of the agreement, Emulex acquired all of our outstanding shares of preferred and common stock for $10 per share in cash, through a cash tender offer. Shares not acquired by Emulex in the tender offer were acquired in a second step merger in which our remaining stockholders received the same cash price per share as that paid in the tender offer. In addition, Emulex assumed all of our existing vested and unvested stock options. Our board of directors unanimously approved the acquisition and voted to recommend that our stockholders accept the tender offer and tender their shares. In addition, a principal stockholder agreed to tender shares representing approximately 11% of the fully diluted shares in support of the transaction. The tender offer was completed during November 2003.

(b)	Pro Forma Financial Information

     The following Unaudited Pro Forma Combined Financial Information is based on the historical financial Statements of Emulex and Vixel and has been prepared to illustrate the effect of the acquisition of Vixel by Emulex.

     The Unaudited Pro Forma Combined Balance Sheet at September 28, 2003 gives effect to the acquisition and the related transactions as if they had occurred on September 28, 2003, and was prepared based upon Emulex’s consolidated balance sheet as of September 28, 2003 and Vixel’s balance sheet as of September 28, 2003.

     The Unaudited Pro Forma Combined Statement of Operations for the year ended June 29, 2003 gives effect to the acquisition as of July 1, 2002. The Unaudited Pro Forma Combined Statement of Operations for the three months ended September 28, 2003 gives effect to the acquisition as of July 1, 2002. The Unaudited Pro Forma Combined Statement of Operations for the year ended June 29, 2003 was prepared based upon the consolidated Statement of Operations of Emulex for the fiscal year ended June 29, 2003 and the unaudited Statement of Operations of Vixel for the six months ended December 29, 2002, which was prepared based on Vixel's Statement of Operations for the twelve months ended December 29, 2002 less Vixel’s Unaudited Statement of Operations for the six months ended June 30, 2002, and combined with Vixel’s unaudited Statement of Operations for the six months ended June 29, 2003. The Unaudited Pro Forma Combined Statement of Operations for the three months ended September 28, 2003 was prepared based upon the unaudited consolidated Statement of Operations of Emulex for the three months ended September 28, 2003 and the unaudited Statement of Operations of Vixel for the three months ended September 28, 2003.

     The Unaudited Pro Forma Combined Financial Information is based on certain assumptions and adjustments described in the notes to the Unaudited Pro Forma Combined Financial Information included in this report and should be read in conjunction with the historical financial statements and accompanying disclosures contained in Emulex’s June 29, 2003 consolidated financial statements and notes thereto, and Vixel’s December 29, 2002 financial statements and notes thereto.

     The Unaudited Pro Forma Combined Financial Information presented below does not reflect future events that may occur after the acquisition. Emulex believes that operating expense synergies between Emulex and Vixel will be realized after the acquisition. However, for purposes of the Unaudited Pro Forma Combined Financial Information presented below, these synergies have not been reflected because there can be no assurances that such synergies, if any, will be achieved.

     As a result of these assumptions, estimates, and uncertainties, the accompanying Unaudited Pro Forma Combined Financial Information does not purport to describe the actual financial condition or results of operations that would have been achieved had the acquisition in fact occurred on the dates indicated, nor does it purport to predict Emulex’s future financial condition or results of operations. Additionally, adjustments to the purchase price and related intangible assets could occur due to the use of assumptions, estimates and uncertainties.

(b)(i)	Unaudited Pro Forma Combined Balance Sheet as of September 28, 2003

Emulex Corporation and Vixel Corporation
Unaudited Pro Forma Combined Balance Sheet
(Dollars in thousands, except share data)

	September 28, 2003

	Emulex		Pro Forma		Pro Forma
	Corporation	Vixel	Adjustments		Combined

Assets:
Current assets:
Cash and cash equivalents	$72,181	$12,962	$(72,181	) B	$12,962
Restricted cash	43,156	—			43,156
Investments	228,399	9,174			237,573
Accounts and other receivables, net	52,747	3,377			56,124
Litigation settlements receivable	13,095	—			13,095
Inventories, net	12,479	1,420			13,899
Prepaid expenses and other assets	5,279	551			5,830
Deferred income taxes	28,384	—	6,259	A	34,643

Total current assets	455,720	27,484	(65,922)		417,282
Property and equipment, net	34,251	2,269			36,520
Investments	216,625	—			216,625
Goodwill	397,256	369	182,929	A	580,554
Other intangibles, net	25,617	—	112,600	A	138,217
Deferred income taxes and other assets	3,262	142	3,727	A	7,131

	$1,132,731	$30,264	$233,334		$1,396,329

Liabilities and Stockholders’ Equity:
Current liabilities:
Current portion of note payable and capital leases	$—	$465			$465
Accounts payable	20,645	2,479			23,124
Accrued liabilities	15,973	4,091	698	K	20,762
Accrued litigation settlements	39,500	—			39,500
Deferred revenue	—	216	(216	) A	—
Short term line of credit	—	—	233,014	B	233,014
Accrued restructuring costs, current portion	—	291			291
Income taxes payable	11,368	—			11,368

Total current liabilities	87,486	7,542	233,496		328,524
Convertible subordinated notes	114,648	—			114,648
Deferred income taxes	3,486	—			3,486
Note payable and capital leases, net of current portion	—	942			942
Accrued restructuring costs, net of current portion	—	104			104

	205,620	8,588	233,496		447,704
Series B convertible preferred stock, $.001 par value	—	3,622	(3,622	)A	—
Authorized - 4,400,000 shares
Issued and outstanding - 2,863,524 shares at September 28, 2003

Stockholders’ equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized (150,000 shares designated as Series A Junior Participating Preferred Stock); none issued and outstanding	—	—			—
Common stock	8,262	40	(40	) A	8,262
Additional paid-in capital	909,857	163,812	(163,812	) A	957,395
			47,538	A
Treasury stock, at cost; 1,895,426 shares at September 28, 2003	—	(4,188)	4,188	A	—
Deferred compensation	(2,462)	—	(13,926	) A,E	(16,388)
Retained earnings (accumulated deficit)	11,454	(141,610)	141,610	A	(644)
			(11,400 (698	) A,D ) K

Total stockholders’ equity	927,111	18,054	3,460		948,625

	$1,132,731	$30,264	$233,334		$1,396,329

(b)(ii)	Unaudited Pro Forma Combined Statements of Operations for the twelve months ended June 29, 2003 and for the three months ended September 28, 2003

Emulex Corporation and Vixel Corporation
Unaudited Pro Forma Combined Statement of Operations
(in thousands, except per share data)

	Twelve Months ended June 29, 2003

	Emulex			Pro Forma		Pro Forma
	Corporation	Vixel		Adjustments (D)		Combined

Net revenues	$308,208	$22,655		$(462	) O	$330,401
Cost of sales	112,040	11,486		773	G	124,299

Gross profit	196,168	11,169		(1,235)		206,102

Operating expenses:
Engineering and development	61,257	10,804		1,123	G	73,184
Selling, marketing, general and administrative	59,285	10,933		4,288	G	74,506
Stock-based compensation	—	313		(313	) I	—
Amortization of other intangibles	5,807	272		20,366	C	26,445
Restructuring costs	—	(33)				(33)

Total operating expenses	126,349	22,289		25,464		174,102

Operating income (loss)	69,819	(11,120)		(26,699)		32,000
Nonoperating income, net	36,132	546		(4,078	) M	31,236
				(1,364	) N

Income (loss) before income taxes	105,951	(10,574)		(32,141)		63,236
Income tax provision	40,262	—		(16,232	) F	24,030

Net income (loss)	$65,689	$(10,574)		$(15,909)		$39,206

Net income (loss) per share:
Basic	$0.80	$(0.46)				$0.48

Diluted	$0.79	$(0.46)				$0.46

Number of shares used in per share computations:
Basic	82,051	23,678	L	(23,678	) A	82,051

Diluted	87,914	23,678	L	(23,678	) A	85,834
				2,204	H
				(4,284	) J

Emulex Corporation and Vixel Corporation
Unaudited Pro Forma Combined Statement of Operations
( in thousands, except per share data)

	Three Months Ended September 28, 2003

	Emulex		Pro Forma		Pro Forma
	Corporation	Vixel	Adjustments (D)		Combined

Net revenues	$84,577	$6,365	$(17)	O	$90,925
Cost of sales	28,327	3,181	434	G	31,942

Gross profit	56,250	3,184	(451)		58,983

Operating expenses:
Engineering and development	16,344	3,001	307	G	19,652
Selling, marketing, general and administrative	8,259	2,633	1,947	G	12,839
Amortization of other intangibles	1,450	—	5,467	C	6,917
Gain on sale of assets, net	—	(16)			(16)

Total operating expenses	26,053	5,618	7,721		39,392

Operating income (loss)	30,197	(2,434)	(8,172)		19,591
Nonoperating income, net	6,236	24	(1,020)	M	4,899
			(341)	N

Income (loss) before income taxes	36,433	(2,410)	(9,533)		24,490
Income tax provision	13,845	—	(4,539)	F	9,306

Net income (loss)	$22,588	$(2,410)	$(4,994)		$15,184

Net income (loss) per share:
Basic	$0.27	$(0.16)			$0.18

Diluted	$0.27	$(0.16)			$0.18

Number of shares used in per share computations:
Basic	82,541	24,137	(24,137)	A	82,541

Diluted	87,472	24,137	(24,137)	A	86,445
			2,204	H
			(3,231)	J

Emulex Corporation and Vixel Corporation

A). The adjustments reflect the acquisition of Vixel Corporation under the purchase method of accounting through the purchase for $298.4 million in cash for all outstanding common stock, preferred stock and warrants of Vixel Corporation. The Company also incurred acquisition-related expenses of $6.8 million which, for purposes of the pro forma financial statements, are all assumed to have been paid as of September 28, 2003. In addition to these two cash expenditures, the Company issued 2.2 million stock options with a fair value of approximately $47.5 million in exchange for the Vixel options assumed by the Company for a total acquisition value of $352.7 million. The Company calculated the fair value of the 2.2 million stock options issued at the date of acquisition using the Black-Scholes option-pricing model.

The total purchase price and allocation among the fair values of tangible and intangible assets and liabilities (including purchased in-process research and development) are summarized as follows as of September 28, 2003:

(in thousands)

Tangible assets	$29,895
Liabilities	8,372

Net tangible assets	21,523

Identifiable intangible assets:
In-process research and development	11,400
Core technology	43,300
Developed technology	9,400
Patents	13,100
Backlog	500
Customer relationships	38,200
Trade name	5,000
Covenants not-to-compete	3,100
Deferred income taxes	9,986
Goodwill	183,298
Deferred compensation	13,926

$352,733

The tangible assets acquired exclude $0.4 million of Vixel’s previously recorded goodwill, and the liabilities assumed exclude $0.2 million of Vixel’s previously recorded deferred revenue as a result of the acquisition.

Since the Company acquired all outstanding common stock, preferred stock and warrants of Vixel Corporation, the 23.7 million shares included for Vixel’s basic and diluted per share computations for the twelve months ended June 29, 2003, and the 24.1 million shares included for Vixel’s basic and diluted per share computations for the three months ended September 28, 2003, are removed as pro forma adjustments.

B). To record cash used for the acquisition. The Company used all available cash and cash equivalents of $72.2 million at the acquisition date in addition to short-term financing via a 1.75 percent line of credit of $233.0 million to pay for the cash portion of the acquisition of $305.2 million. Subsequent to the acquisition, the Company paid off the line of credit in full with a portion of the proceeds received on $517.5 million of convertible subordinated notes due 2023, with a 0.25 percent coupon.

C). To record amortization expense for assets with determinable lives over an expected estimated period of benefit ranging from three months to seven years as follows:

Core technology	7 years
Developed technology	4 years
InSpeed and 203 Patents	7 years
776/007 Patents	2 years
Backlog	3 months
Customer relationships	5 years
InSpeed trade name	7 years
Covenants not to compete	3 years

D). Except for the impact to retained earnings, amounts do not reflect the $11.4 million of purchase price allocated to in-process research and development (“IPR&D”). Such amount will be charged to operations in the first period following consummation of the acquisition. The values assigned to these projects were determined by identifying projects that have economic value but that had not yet reached technological feasibility and that have no alternative future use. The features of the related products had not been released to the market as of the date of the acquisition, but the features and functionality of the products had been defined.

The IPR&D related to two significant internal product development efforts. The first project accounted for $7.4 million of the expenses and is the next generation of Vixel’s current root switch products. The second project accounted for $4.0 million of the expenses and is the next generation of Vixel’s current switch-on-a-chip products.

The first project was in development at the time of acquisition, but had not yet completed the full design, development and testing phases. Approximately 35 percent of the total expected time to be spent on the first project was complete at the date of the acquisition with the remaining activities of the design, development and testing phases as well as the validation and readiness stages still to occur. The estimated costs to complete the first project are $2.7 million.

The second project had completed design and development, and testing had begun as of the acquisition date. Approximately 70 percent of the total expected time to be spent on the second project was complete at the date of the acquisition with the remaining testing activities as well as the validation and readiness stages still to occur. The estimated costs to complete the second project are $1.2 million.

The risks and uncertainties associated with these two projects include, but are not limited to, delays in product release to market if there are design flaws or testing does not go as planned. In addition, if the projects are not completed in a timely manner it could potentially harm the Company’s relationships with its customers. Also, even if a product is successfully developed it may not be accepted in the marketplace.

The values of these projects were determined using the Income Forecast Method. In applying the Income Forecast Method the value of the acquired technologies was estimated by discounting to present value the free cash flows generated by the products to which the technologies are associated over the remaining lives of the technologies. To distinguish between the cash flows attributable to the underlying technology and cash flows attributable to other assets available for generating product revenues, adjustments were made to provide for a fair return to fixed assets, working capital and other assets that contribute to value. The estimates were based on the following assumptions:

•	The estimated revenues associated with the first project were evaluated over seven years with peak revenues expected in fiscal years 2008 and 2009 and declining revenues thereafter. The estimated revenues associated with the second project were evaluated over nine years with peak revenues expected in fiscal years 2008 and 2009 and declining revenues thereafter. These projections are based on management’s estimates over the expected remaining lives of the technologies.

•	The discount rates used in the valuation reflect the relative risk of the product lines, with a discount rate of 20 percent used for the first project and a discount rate of 18 percent used for the second project. These discount rates were based on the amount and risk of effort remaining to complete the respective projects.

The Company believes that the foregoing assumptions used in determining the income forecast associated with the IPR&D products were reasonable. No assurance can be given, however, that the underlying assumptions used to estimate the income forecast, the ultimate revenues and costs on such projects or the events associated with such projects will transpire as estimated.

E). To record deferred compensation for the intrinsic value of the 1.16 million unvested stock options issued by the Company in the acquisition.

F). Reflects the estimated tax effects of the pro forma adjustments such that the pro forma combined income tax provision is 38 percent of income before income taxes.

G). To reflect amortization related to deferred compensation resulting from the intrinsic value of unvested stock options issued in the acquisition. For the twelve months ended June 29, 2003, the amortization would have been $0.8 million for cost of sales; $1.1 million for engineering and development and $4.3 million for selling, marketing, general and administrative. For the three months ended September 28, 2003, the amortization would have been $0.4 million for cost of sales; $0.3 for engineering and development and $1.9 million for selling, marketing, general and administrative.

H). To reflect the dilutive effect of the 2.2 million stock options issued in the acquisition. This amount does not give effect to the net proceeds or the tax benefit from the exercise of such options, which could decrease the number of shares outstanding. Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per share is computed by dividing adjusted net income by the weighted average number of common shares outstanding during the period increased to include, if dilutive, the number of additional common shares that would be outstanding if the dilutive potential common shares from stock option plans and convertible subordinated notes had been issued. The dilutive effect of outstanding stock options is reflected in diluted net income per share by application of the treasury stock method. The following table sets forth the computation of basic and diluted net income per share:

	Three months	Twelve months
	ended	ended
	September 28,	June 29,
	2003	2003

	(in thousands, except per share data)
Numerator:
Emulex net income	$22,588	$65,689
Vixel net loss	(2,410)	(10,574)
Net impact of pro forma adjustments	(4,994)	(15,909)

Numerator for basic and diluted net income per share	$15,184	$39,206

Denominator:
Basic shares outstanding:

Emulex weighted average shares outstanding	82,541	82,051
Vixel weighted average shares outstanding	24,137	23,678
Less Vixel weighted average shares outstanding	(24,137)	(23,678)

Basic shares outstanding	82,541	82,051

Diluted shares outstanding:
Emulex diluted shares outstanding	87,472	87,914
Vixel diluted shares outstanding	24,137	23,678
Less Vixel diluted shares outstanding	(24,137)	(23,678)
Plus options assumed in acquisition	2,204	2,204
Reduction for antidilutive convertible subordinated notes	(3,231)	(4,284)

Denominator for diluted net income per share — adjusted weighted average shares outstanding	86,445	85,834

Basic net income per share	$0.18	$0.48

Diluted net income per share	$0.18	$0.46

I). To eliminate stock compensation previously recorded by Vixel.

J). To reduce diluted shares by 4.3 million shares for the twelve months ended June 29, 2003, and 3.2 million shares for the three months ended September 28, 2003, to reflect the effect of convertible subordinated notes as inclusion would be antidilutive.

K). To reflect the $0.7 million of expense related to the memo of understanding for settlement of shareholder litigation against Vixel Corporation resulting from the acquisition.

L). Basic and diluted shares for Vixel were calculated as the average of the basic and diluted shares in the Statement of Operations for the twelve months ended December 29, 2002, of 24.1 million and the basic and diluted shares in the unaudited Statement of Operations for the six months ended June 30, 2002, of 23.8 million and the basic and diluted shares in the unaudited Statement of Operations for the six months ended June 29, 2003 of 23.5 million.

M). Increase to interest expense of $4.1 million for the twelve months ended June 29, 2003, and $1.0 million for the three months ended September 28, 2003 for the effect of the 1.75 percent line of credit.

N). Reduction in interest income for approximately 1.9 percent, or the Company’s approximate yield on cash, cash equivalents and investments, for the Company’s $72.2 million of cash and cash equivalents used in the acquisition, calculated as $1.4 million for the twelve months ended June 29, 2003, and $0.3 million for the three months ended September 28, 2003.

O). Reduction in revenue of $0.5 million and $17 thousand for the deferred revenue recognized by Vixel during the twelve months ended June 29, 2003, and the three months ended September 28, 2003, respectively.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMULEX CORPORATION
(Registrant)

Date: January 27, 2004	By:	/s/ PAUL FOLINO

Paul Folino,
Chief Executive Officer and
Chairman of the Board of Directors

EXHIBIT INDEX

Sequential Page
Exhibit No.	Description	Number

23.1	Consent of Pricewaterhousecoopers LLP, Independent Accountants